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                                                                EXHIBIT 99(c)(8)

                                                                EXECUTION COPY

                             TERMINATION AGREEMENT

          TERMINATION AGREEMENT, dated as of February 19, 1999 (the "Agreement"), among Pinkerton's, Inc., a Delaware corporation (the "Company"), Securitas AB, a Swedish corporation ("Parent"), and Thomas W. Wathen ("Wathen").

                              W I T N E S S E T H:
                              ------------- -----

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Securitas Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company, including the associated rights to purchase the Company's Series A Junior Participating Preferred Stock, at a price per share equal to the Per Share Amount (as defined in the Merger Agreement), and (ii) the subsequent merger of Purchaser with and into the Company;

          WHEREAS, the Company and Wathen are party to a Personal Services Agreement, dated February 10, 1994 (the "Services Agreement");

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Company and Wathen enter into this Agreement to terminate the Services Agreement; and

          WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Company and Wathen are willing to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, and Wathen hereby agree as follows:

                                  ARTICLE I.

                       TERMINATION OF SERVICES AGREEMENT

          SECTION 1.1.  Termination of Services Agreement.  The Services
                        ---------------------------------
Agreement shall be terminated upon the date on which the Offer is consummated (the "Effective Date"). Upon such termination, the Services Agreement shall become void and have no effect, without any liability or obligation on the part of the Company, Wathen or Parent or any affiliate of Parent; provided, however,
                                                             --------  -------
that Company shall pay Wathen promptly following the Effective Date the cash compensation, if any, that had become due
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and payable prior to the Effective Date under Sections 4.01(a) and (b) of the
Services Agreement and remains unpaid at such time. If the Offer is terminated or expires without any purchases thereunder of any shares of common stock of the Company by Purchaser or Parent, then this Agreement shall terminate automatically and shall become void and have no effect without any further action by the parties hereto, effective as of the date of such termination or expiration, and the Services Agreement shall continue in full force and effect.

                                  ARTICLE II.

                              RETIREMENT BENEFIT

          SECTION 2.2.  Retirement Benefit.  From and after the Effective Date,
                        ------------------
the Company shall continue to pay to Wathen the pension of $300,000 per annum which he currently receives under the Services Agreement, payable in equal monthly installments, subject to the following provisions:

          (a) If Wathen dies before having received an aggregate of one hundred eighty monthly installments under the Services Agreement and this Agreement, the monthly installments shall be paid as designated in the Beneficiary Designation and Election form executed by Wathen in connection with the Company's Supplemental Retirement Income Plan (the "SERP") until an aggregate of one hundred eighty installments under the Services Agreement and this Agreement have been paid to Wathen and his designated beneficiary.

          (b) The benefit provided in this Section 2.1 shall continue to be fully vested, unless Wathen breaches Section 5.1 hereof, in which case, the Company's obligation to make any future payments under this Section 2.1 shall lapse.

          (c) These payments shall be made under, and in accordance with, the SERP and Wathen shall be considered a SERP Participant. In applying the SERP, this Section 2.1 shall apply in lieu of any inconsistent SERP provisions and all years of Wathen's service for the Company or any predecessor in any capacity shall be taken into account in determining his rights under the SERP, other than the amount of his benefit (which shall be determined under this Section 2.1).

          (d) The Company shall have the right to withhold federal, state or local taxes, to the extent, if any, required by law, from any amounts payable under this Section 2.1.

          (e) Parent irrevocably, absolutely and unconditionally guarantees to Wathen the full and timely performance of the Company's financial obligations pursuant to this Agreement. This guaranty is a payment guaranty and not a guaranty of collection. Parent waives any right to require Wathen to file suit and proceed against the Company.

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          SECTION 2.2.  Health Benefits.
                        ---------------

          (a) The Company agrees to extend to Wathen the same health care programs, if any, it is contemporaneously providing to senior executives and on the same terms (except that such coverage shall not extend to any spouse or other family member of Wathen), or to provide substantially comparable health care benefits on substantially comparable terms. Except as provided in subsection (d), this coverage shall be provided for the rest of Wathen's life.

          (b) For the rest of Wathen's life, the Company shall reimburse Wathen for the cost of an annual physical examination. Wathen shall cooperate with the Company in connection with any insurance the Company obtains for the health care benefits hereunder, including without limitation, submitting to periodic physical examinations.

          (c) To the extent Wathen is eligible for government-provided health coverage, the Company may reduce the benefits to be provided pursuant to this
Section 2.2 by treating the government-provided health coverage as provided by the Company, subject to the following:

               (i) That coverage cannot be taken into account to the extent, if any, prohibited by law;

               (ii) That coverage can only be taken into account if it is provided without premium or similar charge to Wathen or if the Company reimburses Wathen for such premiums or similar charges; and

          (d) Benefits under this Section 2.2 shall terminate if Wathen breaches
Section 5.1 hereof (prohibiting competition).

                                 ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF WATHEN

          Wathen hereby represents and warrants to the Company and Parent as follows:

          SECTION 3.1.  Enforceability, etc.  This Agreement has been duly
                        -------------------
executed and delivered by Wathen and constitutes a legal, valid and binding obligation of Wathen, enforceable against Wathen in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

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          SECTION 3.2.  No Conflicts; Required Filings and Consents.
                        -------------------------------------------

          (a) The execution and delivery of this Agreement by Wathen does not, and the performance of this Agreement by Wathen will not, (i) conflict with or violate any law applicable to Wathen or by which Wathen or any of Wathen's properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Wathen, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Wathen is a party or by which Wathen or any of Wathen's assets is bound or affected, except, in the case of clauses (i) and (ii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Wathen of his obligations under this Agreement.

          (b) The execution and delivery of this Agreement by Wathen does not, and the performance of this Agreement by Wathen will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Wathen of such his obligations under this Agreement.

                                  ARTICLE IV.

                       REPRESENTATIONS AND WARRANTIES OF
                            THE COMPANY AND PARENT

          Each of the Company and Parent hereby severally represents and warrants to Wathen as follows:

          SECTION 4.1.  Due Organization, Authorization, etc.  It is duly
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organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. It has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by it have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement's terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

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                                  ARTICLE V.

                      NON-COMPETITION AND CONFIDENTIALITY

          SECTION 5.1.  Competitive Activities.  Except to the extent approved
                        ----------------------
by the Board of Directors of the Company prior to the date hereof, while receiving any payments or benefits pursuant to this Agreement, Wathen shall not, directly or indirectly, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company (as determined in good faith by the Board of Directors of the Company). Nothing herein shall prevent Wathen from owning up to five percent of any class of publicly traded securities of any corporation or other entity. Wathen shall hold all confidential information in trust and confidence for the Company and, except as may be authorized by the Company in writing, Wathen shall not disclose to any person any such confidential information. For the purposes of this Agreement, "confidential information" shall include, but not be limited to, the Company's business plans, budgets, marketing strategies, costs, profits, customer lists, preferences and requirements and any other information known by Wathen to be confidential as long as such information is not publicly disclosed by the Company.

                                  ARTICLE VI.

                                 RESIGNATIONS

          SECTION 6.1.  Resignations.  Effective upon the Effective Date, Wathen
                        ------------
hereby resigns (i) as a member of the Board of Directors of the Company and as an officer of the Company, and (ii) as a member of the Board of Directors of any subsidiary of the Company on which he then serves and as an officer of any such subsidiary. Wathen shall continue to be "Chairman Emeritus" of the Company, although Wathen shall not have, nor represent to any third party that he has, any power or authority to bind the Company.

                                 ARTICLE VII.

                                    RELEASE

          SECTION 7.1.  Release.
                        -------

          (a) Wathen, for and on behalf of himself and his heirs, administrators, executors and assigns, does hereby, from and after the Effective Date, fully and forever release, remise and discharge the Company and Parent and each of their respective affiliates and each officer, director, employee and stockholder of the Company and Parent and such affiliates in their capacities as such (collectively, the "Wathen Released Parties") of and from any and all claims which he has had, may have had or now has against any Wathen Released Party for or by reason of any matter, cause or thing whatsoever.
Notwithstanding the foregoing, this

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Section 7.1(a) shall not apply to or release any claims (i) arising under this
Agreement, (ii) pursuant to Section 6.8 of the Merger Agreement, (iii) for indemnification in Wathen's capacity as a director of the Company pursuant to any indemnification agreement in effect on the date hereof, the Company's Restated Certificate of Incorporation or By-Laws, or applicable law, (iv) Wathen may have to receive the Per Share Amount pursuant to the Offer or the Merger Agreement or the Exercise Price pursuant to the Stockholders Agreement, dated as of the date hereof, among Parent and certain stockholders of the Company or (v) relating to options to acquire any shares of common stock of the Company.

          (b) Each of the Company and Parent, for and on behalf of itself, its subsidiaries and its successors and assigns, does hereby, from and after the Effective Date, fully and forever release, remise and discharge Wathen, his heirs, administrators, executors and assigns (collectively, the "Company Released Parties") of and from any and all claims which it has had, may have had or now has against any Wathen Released Party for or by reason of any matter, cause or thing whatsoever. Notwithstanding the foregoing, this Section 7.1(b) shall not apply to or release any claims (i) arising under this Agreement or
(ii) arising under the Stockholders Agreement, dated as of the date hereof, among Parent and certain stockholders of the Company for whom Wathen serves as trustee.

          (c) For the purposes of this Section 7.1, "claims" shall include any and all claims, agreements, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

          (d) The foregoing provisions are subject to the provisions of Section 1542 of the California Civil Code, to the extent applicable to the parties hereto.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

          SECTION 8.1.  Specific Performance. Wathen acknowledges that, if he
                        --------------------
fails to perform any of his obligations under Section 5.1 hereof, immediate and irreparable harm or injury would be caused to the Company and Parent for which money damages would not be an adequate remedy. In such event, Wathen agrees that each of the Company and Parent shall have the right, in addition to any other rights it may have, to specific performance of such obligations. Accordingly, if the Company or Parent should institute an action or proceeding seeking specific enforcement of such obligations, Wathen hereby waives the claim or defense that the Company or Parent, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

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Wathen further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

          SECTION 8.2.  Headings.  The headings contained in this Agreement are
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for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.3.  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          SECTION 8.4.  Entire Agreement; No Third-Party Beneficiaries.  This
                        ----------------------------------------------
Agreement constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder; provided, however, that the provisions of Section 2.1 are intended to be for the
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benefit of and enforceable by the person designated by Wathen as his beneficiary in the Beneficiary Designation and Election form under the SERP.

          SECTION 8.5.  Assignment.  This Agreement shall not be assigned by
                        ----------
operation of law or otherwise.

          SECTION 8.6.  Governing Law.  This Agreement shall be governed by, and
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construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed entirely within that State.

          SECTION 8.7.  Amendment.  This Agreement may not be amended except by
                        ---------
an instrument in writing signed by the parties hereto.

          SECTION 8.8.  Waiver.  Any party hereto may (a) extend the time for
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the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver

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shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.9.  Counterparts.  This Agreement may be executed in one or
                        ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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          IN WITNESS WHEREOF, the Company, Parent and Wathen have caused this
Agreement to be executed as of the date first written above.

                                 PINKERTON'S, INC.

                                 By: /s/ Denis R. Brown
                                     ----------------------------
                                 Name: Denis R. Brown
                                 Title: President and Chief Executive Officer

                                 SECURITAS AB

                                 By: /s/ Thomas Berglund
                                     ----------------------------
                                 Name: Thomas Berglund
                                 Title: President and Chief Executive Officer

                                  /s/ Thomas W. Wathen
                                 --------------------------------
                                  Thomas W. Wathen

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